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                                                                    Exhibit 99.1



Analyst Contact:                        Media Contact:
John D. Sanford                         William J. Plunkett
(630)572-8803                          (630) 572-8898


WMX TECHNOLOGIES, INC. STOCKHOLDERS ELECT FOUR DIRECTORS AND APPROVE RE-NAMING COMPANY WASTE MANAGEMENT, INC.


Oak Brook, Illinois, May 9, 1997 -- The stockholders of WMX Technologies, Inc. today elected four members to the Company's Board of Directors and approved re-naming the Company Waste Management, Inc.

Re-elected to the Board were Dean L. Buntrock, 65, Chairman and Chief Executive Officer of WMX; Peer Pedersen, 72, Chairman of the Board and Managing Partner of the law firm of Pedersen & Houpt, P.C.; and Paul M. Montrone, 55, President and Chief Executive Officer of Fisher Scientific International, Inc. Elected as a new Board member was Robert S. Miller, 55, Vice Chairman of Morrison Knudsen Corporation.

Stockholders approved by a wide margin a previously announced proposal to change the Company's name to Waste Management, Inc. The Company had sought approval for the name change to reflect the Company's refocused business strategy to concentrate on providing waste management services.

In other actions, stockholders approved WMX's 1997 Equity Incentive Plan, which enables the Company to continue to offer executives and other key personnel stock-based incentives in the Company, and ratified the selection of Arthur Andersen LLP as the Company's independent auditors for 1997.

Stockholders defeated a Company-supported proposal to provide for the annual election of directors, and a proposal that a majority of the Board qualify as independent directors under a definition advanced by a stockholder.

The Company, based in Oak Brook, Illinois, is the world's leading provider of waste management services.

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